Bear Stearns Series 2005-HE9
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
I-A-1	58,964,699.68	4,037,734.54	360,044,300.30
I-A-2	0	1,401,431.07	134,002,000.00
I-A-3	0	649,250.88	60,113,000.00
II-A-1	27,670,095.83	2,074,515.22	181,347,904.20
II-A-2	6,917,590.16	514,984.22	45,337,409.84
M-1	0	852,905.86	76,712,000.00
M-2	0	971,264.69	84,210,000.00
M-3	0	94,122.70	8,075,000.00
M-4	0	568,693.50	44,412,000.00
M-5	0	171,787.29	12,689,000.00
M-6	0	202,804.85	12,689,000.00
M-7	0	110,616.47	6,921,000.00
M-8	0	184,376.76	11,536,000.00